EXECUTION COPY


                              EMPLOYMENT AGREEMENT


                  EMPLOYMENT AGREEMENT (the "Agreement") dated as of July 8, 2002, by and between The Dun & Bradstreet Corporation (the "Company") and Steven
W. Alesio ("Executive").

                                   WITNESSETH:


                  WHEREAS, the Executive was previously employed by the Company;

                  WHEREAS, the Company desires to continue to employ Executive and to enter into a new agreement embodying the terms of employment as President and Chief Operating Officer of the Company; and

                  WHEREAS, Executive desires to accept such continued employment and enter into such an agreement.

                  NOW THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:

1. Term of Employment. Except for earlier termination as provided in Section 8 hereof, Executive shall be employed by the Company for a three (3) year term commencing on July 8, 2002 (the "Commencement Date") and ending on July 8, 2005 (the "Employment Term") on the terms and subject to the conditions set forth in this Agreement.

2.       Position, Duties and Location.

a. Effective on the Commencement Date, Executive shall serve as the President and Chief Operating Officer of the Company. The Executive shall continue to serve as a director on the Board of Directors of the Company (the "Board"). Executive shall report to the Chief Executive Officer of the Company and at all times, Executive shall have such duties and authority as are commensurate with his then positions.

b. During the Employment Term, Executive will devote substantially all of Executive's business time and efforts to the performance of Executive's duties hereunder and, except as provided in the next sentence, will not engage in any other business, profession or occupation for compensation or otherwise, without the prior written consent of the Chief Executive Officer of the Company. Nothing herein shall preclude Executive from accepting appointment to civic or charitable directorships or trusteeships, or otherwise being involved in charitable activities or managing his personal and family passive investments; provided in each case, and in the aggregate, that such activities do not materially conflict or interfere with the performance of Executive's duties hereunder or conflict with Section 9. Executive may continue to serve as a director, trustee or advisory board member on the organizations in which he currently serves, or may serve and which he has identified in writing to the Company prior to or on the date of this Agreement, provided, that, Executive shall resign from such position, upon notification by the Company, that an organization became a competitor of the Company.

c. Unless otherwise mutually agreed by the parties, Executive's principal offices shall be located at the Company's headquarters, which commencing in November 2002, shall be in Short Hills, New Jersey.

3. Base Salary. The Company shall pay Executive a base salary at the annual rate of $500,000, as may be increased (but not decreased) from time to time (the "Base Salary"), payable in regular installments in accordance with the Company's usual payment practices. Executive shall be entitled to such increases in Executive's Base Salary, if any, as may be determined from time to time in the sole discretion of the Chief Executive Officer of the Company and/or its Board. The Company shall review Executive's Base Salary for fiscal year 2003 during or before January 2003.

4. Annual Bonus. With respect to each fiscal year during the Employment Term, pursuant to the Company's Covered Employee Cash Incentive Plan (or any successor thereto), Executive shall be eligible to earn an annual bonus award (an "Annual Bonus") based on the achievement of such goals and performance measures (including financial and employee satisfaction goals) as may be established by the compensation committee of the Board (the "Committee"). The target Annual Bonus for each fiscal year shall be at least one hundred percent (100%) of Base Salary, with a maximum Annual Bonus of at least two hundred percent (200%) of Base Salary.

5.       Equity Arrangements.

a. Equity Awards. Beginning in fiscal year 2002, Executive may be entitled to annual equity-based awards at a level commensurate with the Executive's position, as determined in the good faith discretion of the Committee.

6.       Employee Benefits and Vacation.

a. Employee Benefits. During the Employment Term, Executive shall be entitled to participate in the Company's employee benefit plans as in effect from time to time (other than the Executive Transition Plan and the Career Transition Plan) (collectively, "Employee Benefits"), on the same basis as those benefits are generally made available to other senior executives of the Company at a level commensurate with Executive's then position, including, but not limited to, participation in medical and dental plans, The Profit Participation Plan of The Dun & Bradstreet Corporation, The Dun & Bradstreet Corporation Retirement Account, the Pension Benefit Equalization Plan of The Dun & Bradstreet Corporation and the Supplemental Executive Benefit Plan of The Dun & Bradstreet Corporation ("SEBP") and any successor plans thereto. The Executive shall be fully vested in his accrued benefit under the SEBP at all times (other than in the case of a Cause termination, which shall be controlled by the provisions of the SEBP).

b. Vacation. During the Employment Term, Executive shall be entitled to vacation each year in accordance with Company policy for senior level executives, at a level commensurate with Executive's position.

7.       Business and Travel Expenses and Perquisites.

a. Expenses. During the Employment Term, reasonable business expenses incurred by Executive in the performance of Executive's duties hereunder shall be paid by the Company in accordance with Company policies.

     b. Perquisites. During the Employment Term, the Executive shall be entitled to participate in fringe benefit and perquisite programs generally provided to senior executives of the Company at a level commensurate with his position.

8.       Termination.

a. By the Company for Cause, Death or Disability or By Executive's Voluntary Resignation Without Good Reason.

(i) The Employment Term and Executive's employment hereunder may be terminated by the Company for Cause, death or Disability and shall terminate automatically upon Executive's resignation without Good Reason.

(ii) For purposes of this Agreement and any Detrimental Conduct Agreement, "Cause" shall mean (A) willful malfeasance or willful misconduct by Executive in connection with his employment, resulting, in either case, in a significant and demonstrable injury to the Company, (B) willful continuing failure of Executive to perform his material duties under this Agreement after written notice of his failure to so perform (other than as a result of physical or mental incapacity); provided that clause (B) is intended to be based on the efforts of Executive, not the quality of the services performed, (C) Executive's conviction of, or pleading nolo contendere to, a felony (other than a traffic infraction or as a result of vicarious liability) or (D) Executive's material willful and knowing breach of the Agreement that remains uncured for a period of ten (10) business days following Executive's receipt of written notice from the Company describing such breach. For the purposes of this Agreement, no act, or failure to act, on Executive's part shall be considered "willful" unless done or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was in the best interests of the Company. Notice of Termination for Cause shall be required to include a copy of a resolution duly adopted by at least two-thirds (2/3) of the entire membership of the Board (other than Executive) at a meeting of the Board which was called for the purpose of considering such termination and which Executive and his representative had the right to attend and address the Board, finding that, in the good faith determination of the Board, Executive engaged in conduct set forth in the definition of Cause herein and specifying the particulars thereof in reasonable detail. The date of termination for a termination for Cause shall be the date indicated in the Notice of Termination. Any purported termination for Cause which is held by a court not to have been based on the grounds set forth in this Agreement or not to have followed the procedures set forth in this Agreement shall be deemed a termination by the Company without Cause. No event described in this Section 8(a)(ii) shall constitute Cause under this Agreement if the Company has not provided Executive with a Notice of Termination within ninety
(90) days following the date the chairman of the audit committee of the Company first becomes aware of Executive engaging in conduct constituting Cause.

(iii) For purposes of this Agreement, "Disability" shall mean Executive's inability to perform his material duties for a period of at least six (6) consecutive months or an aggregate of nine (9) months in any twenty-four (24) month period as a result of a physical or mental incapacity. The Company may terminate Executive due to Disability on thirty (30) days prior written notice given during the period Executive is unable to perform his material duties as a result of a physical or mental incapacity; provided, that Executive has not returned to the performance of his material duties prior to the end of the applicable six (6) month or nine (9) month period described above.

(iv) For purposes of the Agreement, "Good Reason" shall mean (A) diminution of Executive's then titles, (B) material diminution of Executive's then duties, responsibilities, authority or reporting lines, (C) the assignment to Executive of duties not commensurate with his then positions, (D) anyone other than the Executive or Mr. Allan Loren is the Chief Executive Officer of the Company, (E) failure of the Company and the Executive to agree in writing, at least six (6) months prior to the expiration of the Employment Term, to an extension of the Employment Term for any reason whatsoever (with neither party having any obligation to extend the Employment Term), (F) removal of the Executive from the Board, or failure to re-elect the Executive to the Board, (G) relocation of Executive's principal office by more than thirty-five (35) miles and (H) any material willful and knowing breach of the Agreement by the Company (including but not limited to under Section 14(e) hereof) or Section 5(i) of Executive's Change in Control Agreement; provided that none of the events described in clauses (B), (C) or (H) shall constitute Good Reason unless Executive shall have notified the Company in writing describing the events which constitute Good Reason and then only if the Company shall have failed to cure such event within ten (10) business days after the Company's receipt of such written notice. No event described in this Section 8(a)(iv) (other than as described in (E)) shall constitute Good Reason under this Agreement if Executive has not provided the Company with a Notice of Termination within ninety (90) days following the date Executive first becomes aware of such event constituting Good Reason. If at the end of the Employment Term Good Reason exists by virtue of subpart (E) of this Section, then the Executive shall be treated as if his employment was terminated for Good Reason as of such date notwithstanding the aforesaid notice requirements.

(v) If Executive's employment is terminated by the Company for Cause, death or Disability or if Executive resigns without Good Reason after giving the Company ten (10) business days advance written notice of such resignation, Executive shall be entitled to receive the following benefits:

(A)      the Base Salary through the date of termination;

(B) any Annual Bonus earned but unpaid as of the date of termination for any previously completed fiscal year;

(C) reimbursement for any unreimbursed business expenses incurred by Executive in accordance with Company policy prior to the date of Executive's termination;

(D) such amounts and benefits, if any, as to which Executive may be legally entitled under the employee benefit plans, incentive plans and equity plans of the Company, as modified herein (the amounts described in clauses (A) through (D) hereof being referred to as the "Accrued Rights");

(E) all equity awards granted to the Executive shall be treated in accordance with the applicable grant agreement; and

(F) in the case of death or Disability, an amount equal to the actual earned Annual Bonus for the year of termination multiplied by a fraction, the numerator of which is the number of days during the fiscal year of termination that Executive was employed by the Company and the denominator of which is 365.

                  Following such termination of Executive's employment by the Company for Cause, death or Disability or resignation by Executive without Good Reason (other than upon expiration of the stated Employment Term), except as set forth in this Section 8(a)(v), Executive shall have no further rights to any compensation or any other benefits under this Agreement or any other severance plan, severance policy or severance arrangement of the Company or its affiliates, except as provided in this Agreement.

b.   By the Company  Without Cause or  Resignation by Executive for Good Reason.

(i) The Employment Term and Executive's employment hereunder may be terminated by the Company without Cause or by Executive's resignation for Good Reason.

(ii) If Executive's employment is terminated by the Company without Cause (other than by reason of death or Disability) or pursuant to a resignation by Executive for Good Reason, Executive shall be entitled to:

(A)      receive the Accrued Rights;

(B) receive, subject to Executive's continued compliance with the provisions of Sections 9 and 10 and execution and delivery of a release substantially in the form attached hereto as Exhibit B, an amount equal to the sum of the Base Salary and the target Annual Bonuses payable to the Executive through the remainder of the Employment Term as if such termination had not occurred, payable in a lump sum as soon as practicable, provided that the amount received under this Section (B) shall in no event be less than the sum of one (1) year's Base Salary plus the target Annual Bonus;

(C) all equity awards granted to the Executive shall be treated in accordance with the applicable grant agreement;

(D) continued medical and dental coverage under the Company's plans for the Executive and his dependents, for a period equal to the greater of: (i) the remainder of the Employment Term or (ii) one (1) year after termination of employment, on the same basis as active senior executives, provided that such period of coverage shall reduce and count against the Executive's right to coverage under the Consolidated Omnibus Budget and Reconciliation Act of 1985, as amended ("COBRA"), and such coverage shall cease at such time as coverage would cease under COBRA; and

(E) a benefit in the SEBP determined in accordance with Section 6 hereof, provided that the Executive's accrued benefit under the SEBP shall be determined as if the Executive's employment continued for the greater of:
     (i) the remainder of the Employment Term and (ii) one year, and as if the Executive received an Annual Bonus, at target level, for the greater of:
     (x) each year through the remainder of the Employment Term and (y) one year.

                  Following Executive's termination of employment by the Company without Cause (other than by reason of Executive's death or Disability) or by Executive's resignation for Good Reason, except as set forth in this Section 8(b)(ii), Executive shall have no further rights to any compensation or any other benefits under this Agreement or any other severance plan, severance policy or severance arrangement of the Company or its affiliates, except as provided in this Agreement.

c. Termination Following a Change in Control. Notwithstanding Section 8(a) and 8(b), Executive and the Company shall execute a Change in Control Agreement, attached hereto as Exhibit A, which shall provide, pursuant to the terms of the Change in Control Agreement, Executive severance benefits in the event Executive is terminated by the Company without Cause (as defined in the Change in Control Agreement) or Executive resigns with Good Reason (as defined in the Change in Control Agreement) following, or in connection with, a Change in Control (as defined in the Change in Control Agreement) of the Company.

d. Notice of Termination. Any purported termination of employment by the Company or by Executive (other than due to Executive's death) before the expiration of the Employment Term shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 14(g) hereof. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated.

e. Resignation. Upon termination of Executive's employment for any reason, Executive agrees to resign, as of the date of such termination and to the extent applicable, from any officerships or Board memberships with the Company and its affiliates. f. No Mitigation. Executive shall not be required to mitigate any severance payments due hereunder and the severance shall not be reduced by any amounts otherwise earned by Executive. The amounts due hereunder shall be paid without offset, counterclaim, or defense.

9.       Non-Competition.

a. Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company and its subsidiaries and accordingly agrees as follows:

(1) During the Employment Term and, for a period of one (1) year following the date Executive ceases to be employed by the Company (the "Restricted Period"), Executive will not directly or indirectly, (i) engage in any business that materially competes with the business of the Company (including, without limitation, businesses which the Company have specific plans to conduct in the future and as to which Executive is aware of such planning), (ii) enter the employ of, or render any services to, any person or entity engaged in any business that materially competes with the business of the Company in the portions of the business so competing, (iii) acquire a financial interest in, or otherwise become actively involved with, any person or entity engaged in any business that materially competes with the business of the Company, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant, or (iv) interfere with, or attempt to interfere with, business relationships (whether formed before or after the date of this Agreement) between the Company and customers, clients, suppliers, partners, members or investors of the Company.

(2) Notwithstanding anything to the contrary in this Agreement, Executive may directly or indirectly own, solely as an investment, securities of any person or entity engaged in the business of the Company which are publicly traded on a national or regional stock exchange or on the over-the-counter market or are owned through a mutual fund, private equity fund or other pooled account if Executive (i) is not a controlling person of, or a member of a group which controls, such person or entity and (ii) does not, directly or indirectly, own three percent (3%) or more of any class of securities of such person or entity. Furthermore, the limitations in (1) shall not apply to either American Express nor to serving as a director of an entity if less than ten percent (10%) of such entity's revenues (measured by the last fiscal year of the entity ending prior to the date Executive accepts such a role) are from materially competitive activities, subject to the Company's Chief Executive Officer approval during the Employment Term as provided in Section 2(b) hereof.

(3) During the Restricted Period, except in performance of his duties hereunder, Executive will not, directly or indirectly, (i) solicit or encourage any employee of the Company to leave the employment of the Company, or (ii) hire any such employee who was employed by the Company as of the date of Executive's termination of employment with the Company or who left the employment of the Company within one (1) year prior to or after the termination of Executive's employment hereunder. This restriction shall not be violated by general advertising or by serving as a reference.

(4) During the Restricted Period, Executive will not, directly or indirectly, solicit or encourage to cease to work with the Company any consultant then under contract with the Company. This restriction shall not be violated by general advertising or by serving as a reference.

b. It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in this Section 9 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

10. Confidentiality. Executive will not at any time (whether during or after Executive's employment with the Company) disclose or use for Executive's own benefit or purposes or the benefit or purposes of any other person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise other than the Company and any of its subsidiaries or affiliates, any trade secrets, information, data, or other confidential information relating to customers, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, manufacturing processes, financing methods, plans, or the business and affairs of the Company generally, or of any subsidiary or affiliate of the Company, except in the performance of his duties hereunder or in compliance with legal process; provided that the foregoing shall not apply to information which is not unique to the Company or which is generally known to the industry or the public other than as a result of Executive's breach of this covenant. In the event that Executive is compelled by legal process to disclose confidential information, he shall give prompt written notice to the Company to allow the Company the opportunity to object to or otherwise resist such order. Executive agrees that upon termination of Executive's employment with the Company for any reason, he will return to the Company immediately all memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom, in any way relating to the business of the Company and its affiliates, except that he may retain personal notes, notebooks and diaries that do not contain confidential information of the type described in the preceding sentence. Notwithstanding the foregoing, Executive may also retain his personal Rolodex and similar telephone directories and address book; provided, that, to the extent such personal items contain confidential information, Executive shall be bound by the nondisclosure provisions of this Section 10. Executive further agrees that he will not retain or use for Executive's account at any time any trade names, trademark or other proprietary business designation used or owned in connection with the business of the Company or its affiliates.

11. Indemnification. The Company shall indemnify and hold harmless Executive to the fullest extent permitted by law for any action or inaction of Executive while serving as an officer or director of the Company or, at the Company s request, as an officer or director of any other entity or as a fiduciary of any benefit plan. The Company shall cover Executive under directors and officers liability insurance both during and, while potential liability exists, after the Employment Term in the same amount and to the same extent as the Company covers its other officers and directors.

12. Specific Performance. Executive acknowledges and agrees that the Company's remedies at law for a breach or threatened breach of any of the provisions of
Section 9 or Section 10 would be inadequate and, in recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

13. Detrimental Conduct Agreement. The Detrimental Conduct Agreement which is to be executed in the form annexed hereto as Exhibit C, as it applies to Executive shall be deemed modified as follows:

a. The "Cause" definition in this Agreement shall apply in lieu of the "cause" definition therein.

b. A termination by the Executive for Good Reason, as defined herein, shall be treated as an involuntary termination of the Executive (other than for Cause).

c. It shall not be considered "Detrimental Conduct" if Executive commences employment with an entity and such entity subsequently acquires a competing company provided Executive was not hired for the purpose of the acquisition.

14.      Miscellaneous.

a. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles thereof.

b. Entire Agreement/Amendments. This Agreement, the Change in Control Agreement annexed as Exhibit A and the Detrimental Conduct Agreement annexed as Exhibit C hereto (as modified by Sections 8 and 13 hereof) contains the entire understanding of the parties with respect to the employment of Executive by the Company. There are no restrictions, agreements, promises, warranties, covenants or undertaking between the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto. The parties agree that this Agreement, including all Exhibits annexed hereto, shall supercede all prior agreements, whether written or oral, relating to the subject matter hereof.

c. No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party's rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

d. Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

e. Assignment. This Agreement shall not be assignable by Executive or the Company, except as provided herein. This Agreement shall be assigned by the Company to an entity which is a successor in interest to all or substantially all of the business operations of the Company. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such successor entity, but, the assignor shall not be released hereunder and any such assignee shall promptly deliver to Executive a written assumption in a form reasonably acceptable to Executive.

f. Successors;  Binding Agreement.  This Agreement shall inure to the benefit of
and  be   binding   upon   personal   or   legal   representatives,   executors,
administrators, successors, heirs, distributes, devises and legatees.

g. Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

                  If to the Company:

                  The Dun & Bradstreet Corporation
                  One Diamond Hill Road
                  Murray Hill, NJ 07974-1218
                  Attention: Senior Vice President - Human Resources

                  If to Executive:

                  To the most recent address of Executive set forth in the personnel records of the Company.

h. Legal Fees. The Company shall pay Executive's reasonable legal fees and costs associated with entering into this Agreement.

i. Disputes. All disputes and controversies arising under or in connection with this Agreement, other than the seeking of injunctive or other equitable relief pursuant to Section 9 or Section 10 hereof, shall be settled by arbitration conducted before one arbitrator sitting in New York City, New York, or such other location agreed by the parties hereto, in accordance with the rules for expedited resolution of commercial disputes of the American Arbitration Association then in effect. The determination of the arbitrator shall be final and binding on the parties. Judgment may be entered on the award of the arbitrator in any court having proper jurisdiction. All expenses of such arbitration shall be borne by each party; provided, that the fees and expenses of Executive shall be borne by the Company if Executive prevails on the merits as determined by the arbitrator.

15. Executive Representation. Executive hereby represents to the Company that the execution and delivery of this Agreement by Executive and the Company and the performance by Executive of Executive's duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which Executive is a party or otherwise bound.

16. Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

17. Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

                  IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

THE DUN & BRADSTREET                                 STEVEN W. ALESIO
CORPORATION


         /s/ Allan Z. Loren                       /s/ Steven W. Alesio
---------------------------                       -----------------------------
By:      Allan Z. Loren
Title:   Chairman and CEO

                                    Exhibit A


                        THE DUN & BRADSTREET CORPORATION



                                  July 8, 2002



PERSONAL AND CONFIDENTIAL

Mr. Steven W. Alesio
c/o The Dun & Bradstreet Corporation
One Diamond Hill Road
Murray Hill, NJ  07974-1218

Dear Steven:

                  The Dun & Bradstreet Corporation (the "Company") considers it essential to the best interests of its shareholders to foster the continued employment of key management personnel. In this connection, the Board of Directors of the Company (the "Board") recognizes that, as is the case with many publicly held corporations, the possibility of a "Change in Control" (as such term is defined in Section 2) may exist and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of key management personnel to the detriment of the Company and its shareholders.

                  The Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of key members of the Company's management, including yourself, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a Change in Control.

                  In order to induce you to remain in the employ of the Company, the Company agrees that you shall receive the severance benefits set forth in this letter agreement (the "Agreement") in the event your employment with the Company is terminated under the circumstances described below subsequent to a Change in Control. No provision of this letter agreement shall be effective for any purpose whatsoever except upon the occurrence of either a "Potential Change in Control" (as such term is defined in Section 2) or a Change in Control.

1. Term of Agreement. This Agreement shall commence on July 8, 2002 and shall continue in effect through July 8, 2005; provided, however, that commencing on July 9, 2005, and each July 9 thereafter, the term of this Agreement shall automatically be extended for one additional year unless, not later than ninety
(90) days prior to the end of the existing term, the Company or you shall have given notice to the other that it or you, respectively, does not wish to extend this Agreement, provided, however, that no such notice shall be effective if a Change in Control or Potential Change in Control shall have occurred prior to the date of such notice; and provided, further, that if a Change in Control shall have occurred during the original or extended term of this Agreement, this Agreement shall continue in effect for a period of not less than twenty-four
(24) months beyond the month in which such Change in Control occurred.

2. Change in Control; Potential Change in Control. (i) No benefits shall be payable hereunder unless there shall have been a Change in Control, as set forth below. For purposes of this Agreement, a "Change in Control" shall be deemed to have occurred if:

                  (a) any "Person", as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any company owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company), is or becomes the "Beneficial Owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding securities;

                  (b) during any period of twenty-four months (not including any period prior to the execution of this Agreement), individuals who at the beginning of such period constitute the Board, and any new director (other than (1) a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (a), (c) or (d) of this Section, (2) a director designated by any Person (including the Company) who publicly announces an intention to take or to consider taking actions (including, but not limited to, an actual or threatened proxy contest) which if consummated would constitute a Change in Control or (3) a director designated by any Person who is the Beneficial Owner, directly or indirectly, of securities of the Company representing 10% or more of the combined voting power of the Company's securities) whose election by the Board or nomination for election by the Company's shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved cease for any reason to constitute at least a majority thereof;

                  (c) the shareholders of the Company approve a merger or consolidation of the Company with any other company, other than (1) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation and (2) after which no Person holds 20% or more of the combined voting power of the then outstanding securities of the Company or such surviving entity; or, (d) the shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets.

(ii) For purposes of this Agreement, a "Potential Change in Control" shall be deemed to have occurred if:

(a) the Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control;

(b) any Person (including the Company) publicly announces an intention to take or to consider taking actions which if consummated would constitute a Change in Control;

(c) the Board adopts a resolution to the effect that, for purposes of this Agreement, a Potential Change in Control has occurred.

3. Termination Following Change in Control. (i) General. If any of the events described in Section 2 constituting a Change in Control shall have occurred, you shall be entitled to the benefits provided in Section 4(iii) upon the subsequent termination of your employment during the term of this Agreement (including a termination due to the expiration of your employment agreement with the Company) unless such termination is (a) because of your death or Disability, (b) by the Company for Cause, or (c) by you other than for Good Reason. If your employment with the Company is terminated prior to a Change in Control at the request or a Person engaging in a transaction or series of transactions that would result in a Change in Control, your actual termination shall be deemed to be covered by Section 3 of this Agreement, your Date of Termination shall be deemed to have occurred immediately following the Change in Control, and Notice of Termination shall have been deemed to have been given by the Company immediately prior to your actual termination. Notwithstanding the foregoing, in the event there is another agreement (e.g. an employment agreement) between the Company and you in effect upon the Date of Termination, which agreement by its terms provides for termination payments or benefits, under the applicable circumstances (whether or not in connection with a change of control) (each such payment or benefit, an "'Other Benefit"), then you shall receive the Other Benefit in lieu of a similar payment or benefit otherwise afforded by this Agreement to the extent such Other Benefit is greater than the available payment or benefit under this Agreement. If any Other Benefit is not greater than a similar payment or benefit under this Agreement, you shall receive such payment or benefit under this Agreement in lieu of in the applicable Other Benefit.

                  (ii) Disability. If, as a result of your incapacity due to physical or mental illness or disability, you shall have been absent from the full-time performance of your duties with the Company for six (6) consecutive months, and within thirty (30) days after written notice of termination is thereafter given you shall not have returned to the full-time performance of your duties, your employment may be terminated for "Disability."

                  (iii) Cause. Termination by the Company of your employment for "Cause" shall mean termination: (a) upon the willful and continued failure by you to substantially perform your duties with the Company (other than any such failure resulting from your incapacity due to physical or mental illness or any such actual or anticipated failure after the issuance of a Notice of Termination (as defined in Subsection 3(v)) by you for Good Reason (as defined in Subsection 3(iv)), after a written demand for substantial performance is delivered to you by the Board, which demand specifically identifies the manner in which the Board believes that you have not substantially performed your duties; (b) upon the willful engaging by you in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise; or (c) upon your conviction of a felony. For purposes of this Subsection, no act, or failure to act, on your part shall be deemed "willful" unless done, or omitted to be done, by you not in good faith and without reasonable belief that your action or omission was the best interest of the Company. Notwithstanding the foregoing, you shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Board at a meeting of the Board (after reasonable notice to you and an opportunity for you, together with your counsel, to be heard before the Board), finding that in the good faith opinion of the Board you were guilty of conduct set forth above in this Subsection and specifying the particulars thereof in detail.

                  (iv) Good Reason. You shall be entitled to terminate your employment for Good Reason. For purposes of this Agreement, "Good Reason" shall mean without your express written consent, the occurrence after a Change in Control of any of the following circumstances unless, in the case of paragraphs
(a), (g), (h), (i) or (j), such circumstances are fully corrected prior to the Date of Termination (as defined in Section 3(vi)) specified in the Notice of Termination (as defined in Section 3(v)) given in respect thereof;

                  (a) the assignment to you of any duties inconsistent with the position in the Company that you held immediately prior to the Change in Control, or an adverse alteration in the nature or status of your responsibilities or the conditions of your employment from those in effect immediately prior to such Change in Control;

                  (b) failure of the Company and you to agree in writing, at least six (6) months prior to the expiration of the Employment Term (as defined in your employment agreement with the Company), to an extension of the Employment Term for any reason whatsoever (with neither party having an obligation to extend the Employment Term);

                  (c) a reduction by the Company in your annual base salary and/or target bonus and/or perquisites as in effect on the date hereof or as the same may be increased from time to time except for across-the-board perquisites reductions similarly affecting all management personnel of the Company and all management personnel of any Person in control of the Company;

(d) anyone other than the Executive or Mr. Allan Loren is the Chief Executive Officer of the Company

                  (e) the relocation of the Company's offices at which you are principally employed immediately prior to the date of the Change in Control to a location more than thirty-five (35) miles from such location, except for required travel on the Company's business to an extent substantially consistent with your business travel obligations prior to the Change in Control;

                  (f) the failure by the Company to pay to you any portion of your compensation or to pay to you any portion of an installment of deferred compensation under any deferred compensation program of the Company within seven (7) days of the date such compensation is due;

                  (g) the failure by the Company to continue in effect any material compensation or benefit plan in which you participated immediately prior to the Change in Control, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Company to continue your participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of your participation relative to other participants, as existed at the time of the Change in Control;

                  (h) the failure by the Company to continue to provide you with benefits substantially similar to those enjoyed by you under any of the Company's life insurance, medical, dental, accident, or disability plans or perquisites in which you were participating at the time of the Change in Control, the taking of any action by the Company which would directly or indirectly materially reduce any of such benefits, or the failure by the Company to provide you with the number of paid vacation days to which you are entitled on the basis of years of service with the Company in accordance with the Company's normal vacation policy in effect at the time of the Change in Control;

(i) the failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement, as contemplated in
     Section 5 hereof; or

                  (j) any purported termination of your employment that is not effected pursuant to a Notice of Termination satisfying the requirements of Subsection (v) hereof (and, if applicable, the requirements of Subsection (iii) hereof), which purported termination shall not be effective for purposes of this Agreement.

Your right to terminate your employment pursuant to this Subsection shall not be affected by your incapacity due to physical or mental illness. Your continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder.

                  (v) Notice of Termination. Any purported termination of your employment by the Company or by you shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 6. "Notice of Termination" shall mean a notice that shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated.

                  (vi) Date of Termination, Etc. "Date of Termination" shall mean (a) if your employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that you shall not have returned to the full-time performance of your duties during such thirty (30) day period), or (b) if your employment is terminated pursuant to Subsection (iii) or (iv) hereof or for any other reason (other than Disability), the date specified in the Notice of Termination (which, in the case of a termination for Cause shall not be less than thirty (30) days from the date such Notice of Termination is given, and in the case of a termination for Good Reason shall not be less than fifteen (15) nor more than sixty (60) days from the date such Notice of Termination is given, provided, however, that if within fifteen (15) days after any Notice of Termination is given; or, if later, prior to the Date of Termination (as determined without regard to this proviso), the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, then the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by a binding arbitration award, or by a judgment, order or decree of a court of competent jurisdiction (which is not appealable or with respect to which the time for appeal therefrom has expired and no appeal has been perfected); and provided, further, that the Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence. Notwithstanding the pendency of any such dispute, the Company will continue to pay you your full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, base salary) and continue you as a participant in all compensation, benefit and insurance plans in which you were participating when the notice giving rise to the dispute was given, until the dispute is finally resolved in accordance with this Subsection. Amounts paid under this Subsection are in addition to all other amounts due under its Agreement, and shall not be offset against or reduce any other amounts due under its Agreement and shall not be reduced by any compensation earned by you as the result of employment by another employer.

                  4. Compensation Upon Termination or During Disability. Following a Change in Control, you shall be entitled to the following benefits during a period of disability, or upon termination of your employment, as the case may be, provided that such period or termination occurs during the term of this Agreement:

                  (i) During any period that you fail to perform your full-time duties with the Company as a result of incapacity due to physical or mental illness or disability, you shall continue to receive your base salary at the rate in effect at the commencement of any such period, together with all compensation payable to you under the Company's disability plan or program or other similar plan during such period, until this Agreement is terminated pursuant to Section 3(ii) hereof. Thereafter, or in the event your employment shall be terminated by reason of your death, your benefits shall be determined under the Company's retirement, insurance and other compensation programs then in effect in accordance with the terms of such programs.

                  (ii) If your employment shall be terminated by the Company for Cause or by you other than for Good Reason, the Company shall pay you your full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, plus all other amounts to which you are entitled under any compensation plan of the Company at the time such payments are due, and the Company shall have no further obligations to you under this Agreement.

                  (iii) If your employment by the Company should be terminated
(i) by the Company other than for Cause or Disability or (ii) if you should terminate your employment for Good Reason, you shall be entitled to the benefits provided below:

                  (a) the Company shall pay to you your full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, no later than the fifth day following the Date of Termination, plus all other amounts to which you are entitled under any compensation plan of the Company, at the time such payments are due;

                  (b) in lieu of any further salary payments to you for periods subsequent to the Date of Termination, the Company shall pay as severance pay to you, at the time specified in Subsection (v), a lump sum severance payment (in addition to the payments provided in paragraphs (c), (d), (e), (f), (g), (h) and (i) below, the "Severance Payments") equal to (1) three hundred percent (300%) of the greater of
         (A) your annual base salary in effect on the Date of Termination or (B) your annual base salary in effect immediately prior to the Change in Control, and (2) the greater of: (X) three hundred percent (300%) of your target bonus with respect to the year in which the Change in Control occurs and (Y) $1,500,000;

                  (c) you shall immediately vest in your accrued benefits under the Supplemental Executive Benefit Plan and your annual base salary and target bonus (as taken into account under Subsection (iii)(b)) shall count for three years additional credited service and be included in final average earnings calculations for participants in the Company's Retirement Account Plan, Supplemental Executive Benefit Plan, Pension Benefit Equation Plan and any successor or substitute plans thereto;

                  (d) in lieu of shares of common stock of the Company ("Common Shares") issuable upon exercise of outstanding options ("Options") and stock appreciation rights ("SARs"), if any, granted to you under the Company's stock incentive plans (which Options and SARs shall be cancelled upon the making of the payment referred to below), the Company shall pay to you, at the time specified in Subsection (v), an amount in cash equal to the product of (1) the excess of, in the case of Options that are incentive stock options (ISOs) under Section 422A of the Internal Revenue Code of 1986 (the "Code") and SARs related thereto, the closing price of Common Shares as reported on the New York Stock Exchange on or nearest the Date of Termination (or, if not listed on such exchange, on a nationally recognized exchange or quotation system on which trading volume in the Common Shares is highest) and, in the case of all other Options and SARs related thereto, the higher of such closing price or the highest per share price for Common Shares actually paid in connection with any Change in Control, over the per share option price of each Option held by you (whether or not then fully exercisable), and (2) the number of Common Shares covered by each such Option;

                  (e) in lieu of Common Shares issuable upon the lapse of restrictions, if any, granted to you under the Company's stock incentive plans or any successor or substitute plan(s) thereto, the Company shall pay to you, at the time specified in Subsection (v), an amount in cash equal to the product of (1) the closing price of Common Shares as reported on the New York Stock Exchange on or nearest the Date of Termination (or, if not listed on such exchange, on a nationally recognized exchange or quotation system on which trading volume in the Common Shares is highest) or the highest per share price for Common Shares actually paid in connection with any Change in Control, whichever is greater (such price, the "Price"), and (2) the number of Common Shares granted to you subject to such restrictions;

                  (f) (1) all outstanding performance units awarded to you under the Company's stock incentive plans, whether or not vested, shall be cancelled, and you shall receive a cash payment equal to the amount you would have earned at a 100% target award valuation; and (2) all outstanding unrestricted stock awarded to you under such plan, whether or not vested, shall be cancelled, and you shall receive a cash payment equal to the product of (A) the number of cancelled unrestricted shares and (B) the Price.

                  (g) the Company shall provide you with a cash allowance, at the time specified in Subsection (v), for outplacement counselor and job search activities in the amount of twenty percent (20%) of your annual salary and target bonus as in effect on the Date of Termination but not to exceed a maximum allowance of $100,000; and the Company shall pay to you all legal fees and expenses incurred by you as a result of such termination (including all such fees and expenses, if any, incurred in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided by this Agreement or in connection with any tax audit or proceeding to the extent attributable to the application of section 4999 of the Code to any payment or benefit provided hereunder);

                  (h) for a thirty-six (36) month period after such termination, the Company shall arrange to provide you with life and health insurance benefits and perquisites substantially similar to those which you were receiving immediately prior to the Notice of Termination. Notwithstanding the foregoing, the Company shall not provide any benefit otherwise receivable by you pursuant to this paragraph (h) if an equivalent benefit is actually received by you during the thirty-six
         (36) month period following your termination, and any such benefit actually received by you shall be reported to the Company;

                  (i) at the time specified in Subsection (v), the Company shall pay to you, in lieu of amounts which may otherwise be payable to you under any bonus plan (a "Bonus Plan"), an amount in cash equal to (1) your annual target bonus for the year in which the Change in Control occurs, multiplied by a fraction, (A) the numerator of which equals the number of full or partial days in such annual performance period during which you were employed by the Company and (B) the denominator of which is 365, and (2) the entire target bonus opportunity with respect to each performance period in progress under all other Bonus Plans in effect at the time of termination; and

                  (j) starting at age fifty-five (55) you shall receive retiree medical and life benefits from the Company. Such benefits shall be no less favorable than the benefits that you would have received had you, at the time Notice of Termination is given, both (1) attained age fifty-five (55) and (2) retired from the Company. Notwithstanding the foregoing, any benefit described in the preceding sentence shall constitute secondary coverage with respect to retiree medical and life benefits actually received by you in connection with any subsequent employment (or self-employment) following your termination.

                  (iv) In the event that you become entitled to the Severance Payments, if any of the Severance Payments will be subject to the tax (the "Excise Tax") imposed by section 4999 of the Code, (or any similar federal, state or local tax that may hereafter be imposed), the Company shall pay to you at the time specified in Subsection (v) below, an additional amount (the "Gross-Up Payment") such that the net amount retained by you, after deduction of any Excise Tax on the Total Payments (as hereinafter defined) and any federal, state and local income tax and Excise Tax upon the payment provided for by this subsection, shall be equal to the Total Payments. For purposes of determining whether any of the Severance Payments will be subject to the Excise Tax and the amount of such Excise Tax, (a) any other payments or benefits received or to be received by you in connection with a Change in Control or your termination of employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any Person whose actions result in a Change in Control or any Person affiliated with the Company or such Person) (which, together with the Severance Payments, constitute the "Total Payments") shall be treated as "parachute payments" within the meaning of section 280G(b)(2) of the Code, and all "excess parachute payments" within the meaning of section 280G(b)(1) shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel selected by the Company's independent auditors and acceptable to you such other payments or benefits (in whole or in part) do not constitute parachute payments, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of section 280G(b)(4) of the Code in excess of the base amount within the meaning of section 280G(b)(3) of the Code, or are otherwise not subject to the Excise Tax, (b) the amount of the Total Payments which shall be treated as subject to the Excise Tax shall be equal to the lesser of (1) the total amount of the Total Payments and (2) the amount of excess parachute payments within the meaning of section 280G(b)(1) (after applying clause (a), above), and (c) the value of any non-cash benefits or any deferred payments or benefit shall be determined by the Company's independent auditors in accordance with the principles of section as 280G(d) (3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, you shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of your residence on the Date of Termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time of termination of your employment, you shall repay to the Company within ten
(10) days after the time that the amount of such reduction in Excise Tax is finally determined the portion of the Gross-Up Payment attributable to such reduction (plus the portion of the Gross-Up Payment attributable to the Excise Tax and federal and state and local income tax imposed on the Gross-Up Payment being repaid by you if such repayment results in a reduction in Excise Tax and/or a federal and state and local income tax deduction) plus interest on the amount of such repayment at the rate provided in section 1274(b)(2)(B) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the time of the termination of your employment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional gross-up payment in respect of such excess (plus any interest payable with respect to such excess) within ten (10) days after the time that the amount of such excess is finally determined.

                  (v) The payments provided for in Subsections (iii)(b), (d),
(e), (f), (g) and (i) shall be made not later than the fifth day following the Date of Termination; provided, however, that if the amounts of such payments cannot be finally determined on or before such day, the Company shall pay to you on such day an estimate, as determined in good faith by the Company, of the minimum amount of such payments and shall pay the remainder of such payments (together with interest at the rate provided in section 1274(b)(2)(B) of the Code) as soon as the amount thereof can be determined but in no event later than the thirtieth day after the Date of Termination. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to you, payable on the fifth day after demand by the Company (together with interest at the rate provided in section 1274(b)(2)(B) of the Code).

                  (vi) Except as provided in Subsections (iii)(g) and (iii)(i) hereof, you shall not be required to mitigate the amount of any payment provided for in this Section 4 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 4 be reduced by any compensation earned by you as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by you to the Company, or otherwise.

                  5. Assignment; Successors, Binding Agreement. (i) This Agreement may be assigned by the Company, provided the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such express assumption and agreement at or prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle you to compensation from the Company in the same amount and on the same terms to which you would be entitled hereunder if you terminate your employment for Good Reason following a Change in Control, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

                  (ii) This Agreement shall inure to the benefit of and be enforceable by you and your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amount would still be payable to you hereunder had you continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there is no such designee, to your estate.

                  6. Notice. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement, provided that all notice to the Company shall be directed to the attention of the Board with a copy to the Secretary of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

                  7. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the time or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York without regard to its conflicts of law principles. All references to sections of the Exchange Act or the Code shall be deemed also to refer to any successor provisions to such sections. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law. The obligations of the Company under Section 4 shall survive the expiration of the term of this Agreement.

8. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

9. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

                  10. Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto and, except as provided herein, supercedes the provisions of all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto with respect to the effect of a Change in Control on the relationship between the Company and its affiliates and Executive.

                  If this letter sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this letter, which will then constitute our agreement on this subject.



                                            Sincerely,


                                            THE DUN & BRADSTREET CORPORATION


                                            BY_________________________________

Agreed:

-----------------------------
Steven W. Alesio

                                    Exhibit B

                                     RELEASE

1. Executive, for Executive, Executive's family, representatives, successors and assigns releases and forever discharges the Company and its successors, assigns, subsidiaries, affiliates, directors, officers, executives, attorneys, agents and trustees or administrators of any Company plan from any and all claims, demands, debts, damages, injuries, actions or rights of action of any nature whatsoever, whether known or unknown, which Executive had, now has or may have against the Company, its successors, assigns, subsidiaries, affiliates, directors, officers, executives, attorneys, agents and trustees or administrators of any Company plan, from the beginning of Executive's employment to and including the date of this Release relating to or arising out of Executive's employment with the Company or the termination of such employment other than a claim with respect to a vested right Executive may have to receive benefits under any plan maintained by the Company or to which Executive may be entitled pursuant to his employment agreement (the "Employment Agreement") or change in control agreement (the "Change in Control Agreement"). Executive represents that Executive will discontinue any action, complaint, charge, grievance or arbitration filed against the Company or any of its successors, assigns, subsidiaries, affiliates, directors, officers, executives, attorneys, agents and trustees or administrators of any Company plan.

2. Executive covenants that neither Executive, nor any of Executive's respective heirs, representatives, successors or assigns, will commence, prosecute or cause to be commenced or prosecuted against the Company or any of its successors, assigns, subsidiaries, affiliates, directors, officers, executives, attorneys, agents and trustees or administrators of any Company plan any action or other proceeding based upon any claims, demands, causes of action, obligations, damages or liabilities which are being released by this Release, nor will Executive seek to challenge the validity of this Release, except that this covenant not to sue does not affect Executive's future right to enforce appropriately the terms of the Employment Agreement or Change in Control Agreement in a court of competent jurisdiction.

3. Notwithstanding anything herein, nothing in this release shall be a release of (i) any rights to indemnification that Executive has under the Employment Agreement, the Company's Certificate of Incorporation or By-Laws or otherwise with regard to Executive's services as an employee of the Company; or (ii) any amounts or benefits due under the Employment Agreement or Change in Control Agreement.

4. Executive acknowledges that (a) Executive has been advised to consult with an attorney at Executive's own expense before executing this Release and that Executive has been advised by an attorney or has knowingly waived Executive's right to do so, (b) Executive has had a period of at least forty-five (45) days within which to consider this Release, (c) Executive has a period of seven (7) days from the date that Executive signs this Release within which to revoke it and that this Release will not become effective or enforceable until the expiration of this seven (7) day revocation period, (d) Executive fully understands the terms and contents of this Release and freely, voluntarily, knowingly and without coercion enters into this Release, (e) Executive is receiving greater consideration than Executive would receive had Executive not signed this Release and (f) the waiver or release by Executive of rights or claims Executive may have under Title VII of the Civil Rights Act of 1964, The Executive Retirement Income Security Act of 1974, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Fair Labor Standards Act, the Americans with Disabilities Act, the Rehabilitation Act, the Worker Adjustment and Retraining Act (all as amended) and/or any other local, state or federal law dealing with employment or the termination thereof is knowing and voluntary.